                                                                  RULE 424(b)(3)
                                                              FILE NO. 333-11699

                      SUPPLEMENT DATED SEPTEMBER 13, 1999
                                       TO
                           PROFILE DATED MAY 1, 1999
                                      AND
                          PROSPECTUS DATED MAY 1, 1999
                                      FOR
                                 FUTURITY FOCUS
             ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

      Effective September 13, 1999, with the addition of three new Funds -- the Sun Capital Blue Chip Mid Cap Fund, the Sun Capital Investors Foundation Fund, and the Sun Capital Select Equity Fund (each, a "Fund") -- to the Sun Capital Advisers Trust, you may allocate your money among 39 variable investment options available under the Futurity Focus Annuity. Market conditions will determine the value of an investment in any of the new Funds and in any other Fund. The Funds are described in the current Fund prospectuses.

      As a result of the addition of the new Funds, the Profile dated May 1, 1999 (the "Profile") and the Prospectus dated May 1, 1999 (the "Prospectus") for the Futurity Focus Annuity are hereby amended and supplemented as follows:

1. The third paragraph of Section 1, The Futurity Focus Annuity, of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

      "You may choose among 39 variable investment options and a range of fixed options."

2. The list of the available investment options under Sun Capital Advisers Trust appearing in Section 4, Allocation Options, of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Sun Capital Blue Chip Mid Cap Fund, the Sun Capital Investors Foundation Fund, and the Sun Capital Select Equity Fund.

3. The summary expense chart appearing in Section 5, Expenses, of the Profile is hereby supplemented as follows:

                                                                                                        EXAMPLES:
                                                                                                      TOTAL EXPENSES
                                                   TOTAL ANNUAL      TOTAL ANNUAL      TOTAL              AT END
                                                    INSURANCE           SERIES        ANNUAL     ------------------------
SUB-ACCOUNT                                          CHARGES           EXPENSES      EXPENSES      1 YEAR      10 YEARS
---------------------------------------------  --------------------  -------------  -----------  -----------  -----------
Sun Capital Blue Chip Mid Cap Fund                    1.25%                1.00%         2.25%    $      33    $     258
                                                 (1.15% + 0.10%)
Sun Capital Investors Foundation Fund                 1.25%                0.90%         2.15%    $      32    $     248
                                                 (1.15% + 0.10%)
Sun Capital Select Equity Fund                        1.25%                0.90%         2.15%    $      32    $     248
                                                 (1.15% + 0.10%)

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
4. The "Underlying Fund Annual Expenses" table on page 5 of the Prospectus is hereby supplemented as follows:

                                                                                                     TOTAL FUND
                                                           MANAGEMENT              OTHER               ANNUAL
                                                           FEES (AFTER        EXPENSES (AFTER      EXPENSES (AFTER
                                                        REIMBURSEMENT)(2)    REIMBURSEMENT)(2)    REIMBURSEMENT)(2)
                                                       -------------------  -------------------  -------------------
Sun Capital Blue Chip Mid Cap Fund(3)(7)(8)                     0.80%                0.20%                1.00%
Sun Capital Investors Foundation Fund(3)(7)(8)                  0.75%                0.15%                0.90%
Sun Capital Select Equity Fund(3)(7)(8)                         0.75%                0.15%                0.90%

    Additionally, Footnote 2 to the "Underlying Fund Annual Expenses" table on page 6 of the Prospectus is deleted in its entirety and replaced by the following:

"(2) For all Funds except the Sun Capital Blue Chip Mid Cap Fund, the Sun
    Capital Investors Foundation Fund and the Sun Capital Select Equity Fund, the "Management Fees," "Other Expenses" and "Total Fund Annual Expenses," are based on actual expenses for the fiscal year ended December 31, 1998, net of any applicable expense reimbursement waiver. Expense figures shown for the Sun Capital Blue Chip Mid Cap Fund, the Sun Capital Investors Foundation Fund and the Sun Capital Select Equity Fund are estimates for 1999, based on the applicable expense reimbursement waiver; no actual expenses are shown because these Funds will commence operations in September 1999."

    Additionally, Footnote 3 to the "Underlying Fund Annual Expenses" table on page 6 of the Prospectus is deleted in its entirety and replaced by the following:

"(3) The investment advisers for the indicated Funds have voluntarily agreed to waive or reimburse a portion of the management fees and/or operating expenses, resulting in a reduction of the total expenses. Absent any such waiver or reimbursement, "Management Fees," "Other Expenses;" and "Total Fund Annual Expenses" for the year ended December 31, 1998 were: 0.70%, 2.17%, and 2.87% for the Goldman Sachs VIT CORE Large Cap Growth Fund; 0.75%, 3.17%, and 3.92% for the Goldman Sachs VIT CORE Small Cap Equity Fund; 0.70%, 2.13%, and 2.83% for the Goldman Sachs VIT CORE U.S. Equity Fund; 0.75%, 1.94%, and 2.69% for the Goldman Sachs VIT Growth and Income Fund; 1.00%, 1.97%, and 2.97% for the Goldman Sachs VIT International Equity Fund; 0.60%, 3.50%, and 4.10% for the Sun Capital Investment Grade Bond Fund; 0.50%, 11.79%, and 12.29% for the Sun Capital Money Market Fund; 0.95%, 6.49%, and 7.44% for the Sun Capital Real Estate Fund; 1.25%, 6.96%, and 8.21 % for the Warburg Pincus Emerging Markets Portfolio; and 1.25%, 0.45%, and 1.70% for the Warburg Pincus Post-Venture Capital Portfolio. Estimated total operating expenses (annualized, before expense limitations) for the Sun Capital Blue Chip Mid Cap Fund, the Sun Capital Investors Foundation Fund and the Sun Capital Select Equity Fund for the year ending December 31, 1999 are 5.85%, 5.80% and 5.80%, respectively. Fee waivers and expense reimbursements for the Warburg Pincus Emerging Markets Portfolio and the Warburg Pincus Post-Venture Capital Portfolio and the Goldman Sachs Funds may be discontinued at any time. Fee waivers and expense reimbursements for the Sun Capital Funds may be discontinued at any time after September 1, 2000."

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
    Additionally, the Footnotes to the "Underlying Fund Annual Expenses" table on page 6 of the Prospectus are supplemented by the following:

"(8) The management fee for each of the Sun Capital Blue Chip Mid Cap Fund, the
    Sun Capital Investors Foundation Fund, and the Sun Capital Select Equity Fund decreases to 0.75%, 0.70% and 0.70%, respectively, as the assets of such Fund exceed $300 million."

5. The "Examples" presented on page 7 of the Prospectus are supplemented as follows:

      If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                                                                              1 YEAR       3 YEARS      5 YEARS     10 YEARS
                                                                            -----------  -----------  -----------  -----------
Sun Capital Blue Chip Mid Cap Fund                                           $      33    $      70    $     120    $     258
Sun Capital Investors Foundation Fund                                        $      32    $      67    $     115    $     248
Sun Capital Select Equity Fund                                               $      32    $      67    $     115    $     248

      Additionally, the "Examples" presented on page 8 of the Prospectus are supplemented as follows:

      If you do NOT surrender your Contract, or if you annuitize at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                                                                              1 YEAR       3 YEARS      5 YEARS     10 YEARS
                                                                            -----------  -----------  -----------  -----------
Sun Capital Blue Chip Mid Cap Fund                                           $      23    $      70    $     120    $     258
Sun Capital Investors Foundation Fund                                        $      22    $      67    $     115    $     248
Sun Capital Select Equity Fund                                               $      22    $      67    $     115    $     248

6. The descriptions of the Funds available under the Sun Capital Advisers Trust contained in the "Variable Account Options: The Funds" section beginning on page 10 of the Prospectus is hereby deleted in its entirety and replaced by the following:

     SUN CAPITAL ADVISERS TRUST (advised by Sun Capital Advisers, Inc., an affiliate of the Company; Wellington Management Company, LLP serves as investment subadviser to Sun Capital Blue Chip Mid Cap Fund, Sun Capital Investors Foundation Fund and Sun Capital Select Equity Fund)

     SUN CAPITAL MONEY MARKET FUND seeks to maximize current income, consistent with maintaining liquidity and preserving capital, by investing exclusively in high quality U.S. dollar-denominated money market securities.

     SUN CAPITAL INVESTMENT GRADE BOND FUND seeks high current income consistent with relative stability of principal by investing at least 80% of its assets in investment grade bonds. The Fund may invest up to 20% of its assets in lower rated or unrated bonds (also known as high yield or junk bonds).

     SUN CAPITAL INVESTORS FOUNDATION FUND seeks long-term capital growth by investing primarily in a diversified portfolio of common stocks and other equity securities of U.S. companies with market capitalizations generally within the range represented by the Standard & Poor's 500 Index. Investments are selected using a combination of fundamental analysis and quantitative tools.

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
     SUN CAPITAL SELECT EQUITY FUND seeks long-term capital growth by investing in 20 to 40 common stocks and other equity securities of large capitalization U.S. companies selected primarily from the Standard & Poor's 500 Index.

     SUN CAPITAL BLUE CHIP MID CAP FUND seeks long-term capital growth by investing primarily in a diversified portfolio of common stocks and other equity securities of U.S. companies with market capitalizations within the range represented by the Standard & Poor's Mid Cap 400 Index.

     SUN CAPITAL REAL ESTATE FUND primarily seeks long-term capital growth and, secondarily, seeks current income and growth of income. The Fund invests at least 80% of its assets in securities of real estate investment trusts and other real estate companies.

      THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF FUTURITY FOCUS ANNUITY, DATED MAY 1, 1999, AND SHOULD BE READ TOGETHER WITH THE PROSPECTUS AND THE CURRENT PROSPECTUSES OF THE FUNDS. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.

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